News Release

Firsthand Technology Value Fund Announces First Quarter 2012 Financial Results, NAV of $24.56 per share

San Jose, CA, May 15, 2012 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly-traded venture capital fund that invests in technology and cleantech companies, announced today its financial results for the first quarter ended March 31, 2012.

As of March 31, 2012, the Fund’s net assets were approximately $85.9 million, or $24.56 per share, compared with net assets of approximately $83.6 million, or $23.92 per share as of December 31, 2011. As of March 31, 2012, the Fund’s portfolio included public and private securities valued at approximately $38.5 million, or $11.01 per share, and approximately $47.6 million, or $13.60 per share, in cash.

Portfolio Summary (as of 3/31/12)

Investment	Fair Value	Fair Value per Share1
Equity Investments2	$38.49 million	$11.01
Cash	$47.55 million	$13.60
Other Assets	$0.57 million	$0.16
Total Assets	$86.61 million	$24.77
Total Liabilities	$0.75 million	$0.21
Net Assets	$85.86 million	$24.56

1	Total shares outstanding: 3,496,480

2	Includes common and preferred stock and convertible securities

News Release

As of March 31, 2012, the Fund had approximately $2.4 million in escrow accounts related to its pending purchases of Gilt Groupe common stock. The Gilt Groupe transactions (and the related escrow accounts) subsequently closed in April 2012.

During the quarter, the Valuation Committee, which is composed of three independent directors, adjusted the fair values of the private companies in our portfolio. In arriving at these determinations and consistent with the Fund’s valuation procedures, and ASC 820 (formerly FAS 157), the Valuation Committee took into account many factors, including the performance of the portfolio companies, recent transactions in the companies’ securities, as well as the impact of changes in market multiples within certain sectors.

In the first quarter of 2012, the Fund earned approximately $140,000 in interest income. The Fund reported a net investment loss of approximately $437,000 for the quarter. The Fund reported net realized and unrealized gains on investments of approximately $2.7 million for the quarter.

Throughout the quarter, the Fund continued its efforts to manage its portfolio prudently, including working with its portfolio companies and their management teams to seek to enhance performance and uncover potential exit opportunities.

As we have previously announced, on April 24, 2012, the Fund completed a follow-on offering of shares of its common stock. After the completion of that offering, the Fund issued 4,400,000 shares of its common stock at $27 per share, resulting in gross proceeds of $118.8 million. On May 11, 2012, the underwriters exercised their over-allotment option, purchasing an additional 660,000 shares of common stock, resulting in incremental gross proceeds of $17,820,000. The Fund intends to use the total net proceeds of the offering of approximately $127.7 million to invest in portfolio companies in accordance with its investment objective and strategies.

About Firsthand Technology Value Fund
Firsthand Technology Value Fund, Inc. is a publicly-traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

News Release

#  #  #

The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Phil Mosakowski
Firsthand Capital Management, Inc.
(408) 624-9526
vc@firsthandtvf.com